TRUSTCO	Exhibit 99 (a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311  Fax:  (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Announces Fourth Quarter
Net Income Increase of 19%

Glenville, New York – January 19, 2010

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced net income for the fourth quarter of 2009 of $8.5 million, equal to diluted earnings per share of $0.111, as compared to net income of $7.1 million and diluted earnings per share of $0.094 for the fourth quarter of 2008.  Net income was up 18.7% from the fourth quarter of 2008 to the fourth quarter of 2009.  Net income was up 7.2% from the third quarter of 2009 to the fourth quarter of 2009, while earnings per share rose to $0.111 from $0.103.  The fourth quarter of 2009 was marked by continued core balance sheet growth as well as improvement of the net interest margin.  Making the earnings announcement was Robert J. McCormick, Chairman, President and Chief Executive Officer.  Mr. McCormick noted, “We are pleased that fourth quarter results continued a 2009 trend of solid earnings and growth and look forward to 2010 with cautious optimism as our internal trends remain positive.  During 2009 we saw significant improvement in the second half of the year, which we think bodes well for 2010.”  Return on average equity and return on average assets were 13.71% and 0.92%, respectively, for the fourth quarter of 2009, compared to 11.87% and 0.82% for the fourth quarter of 2008 and to 13.09% and 0.87%, respectively, for the third quarter of 2009.

Mr. McCormick also noted “For our national economy, 2009 was another tumultuous year, with significant financial and economic problems.  Although some of those problems have eased, other core economic issues remain, particularly the level of unemployment both nationally and regionally.  TrustCo’s long-term focus on traditional lending criteria and conservative balance sheet management has helped us avoid most aspects of these problems.  This has enabled us to maintain an extremely strong balance sheet and continued profitability, and allowed us to focus on conducting business rather than putting out fires.  We are particularly encouraged by another quarter of strong expansion of our net interest margin, and by the continued growth of our core loan and deposit portfolios.”

TrustCo continued to report strong growth in loans and deposits on a year-over-year basis.  For the quarter ended December 31, 2009, average loans were up $136.7 million or 6.4% compared to the same period in 2008, while average deposits rose $175.9 million or 5.7% over the same period.  Seven new offices were opened during the full year 2009, bringing the total to 131.  Seventeen offices were opened during 2008.  The branch expansion program is substantially complete, although the Company typically opens or relocates a small number of branches every year as opportunities arise or circumstances dictate.  Mr. McCormick noted that, “We are pleased with the results of our expansion program but are mindful that achieving our goals will take time and continued hard work.  Our success in growing loans and deposits provides the basic building blocks that we believe will help drive profit growth over the coming years.”

The Company’s net interest margin was 3.51% for the fourth quarter of 2009, compared to 2.96% in the fourth quarter of 2008 and to 3.42% in the third quarter of 2009.  The fourth quarter margin is the highest since the third quarter of 2006.  Net income was also impacted by a loan loss provision of $3.4 million for the fourth quarter of 2009, compared to a provision of $2.2 million in the fourth quarter of 2008 and a provision of $3.2 million for the third quarter of 2009.

Nonperforming loans were up modestly to $46.0 million as of December 31, 2009, compared to $44.3 million as of September 30, 2009, and remain at manageable levels.  The allowance for loan losses as a percentage of gross loans and as a multiple of net charge-offs remains strong.  At December 31, 2009, nonperforming loans were equal to 2.02% of total loans, up slightly from 1.97% at the end of the third quarter.  The allowance for loan losses was unchanged at 0.8 times nonperforming loans.  Reserves to total loans were also unchanged at 1.65%, and covered annualized fourth quarter net charge-offs by 3.6 times.  Gross charge-offs declined from $2.87 million in the third quarter of 2009 to $2.74 million in the fourth quarter of 2009.

For the full year 2009 net income was $28.1 million and resulted in diluted earnings per share of $0.368, as compared to the full year 2008 net income of $34.1 million and diluted earnings per share of $0.450.  FDIC insurance premiums increased by $6.0 million in the full year 2009 compared to the full year 2008, including the special assessment recorded by all banks in the second quarter of the year.  The loan loss provision for the full year was $11.3 million in 2009 compared to $4.2 million in 2008.  Return on average equity and return on average assets were 11.72% and 0.79%, respectively, for the full year 2009 and 14.28% and 1.00% for the comparable period in 2008.

TrustCo Bank Corp is a $3.7 billion bank holding company and through its subsidiary, Trustco Bank, operates 131 offices in New York, New Jersey, Vermont, Massachusetts, and Florida.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

TRUSTCO BANK CORP NY
GLENVILLE, NY

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	12/31/09		09/30/09	12/31/08
Summary of operations
Net interest income (TE)	$31,162		$30,070	24,886
Provision for loan losses	3,400		3,150	2,200
Net securities transactions	886		892	11
Net trading gains (losses)	-		(6)	384
Noninterest income	4,114		4,114	4,773
Noninterest expense	19,056		18,686	17,157
Net income	8,482		7,909	7,147

Per common share
Net income per share:
- Basic	$0.111		$0.103	0.094
- Diluted	0.111		0.103	0.094
Cash dividends	0.063		0.063	0.110
Tangible Book value at period end	3.20		3.19	3.10
Market price at period end	6.30		6.25	9.51

At period end
Full time equivalent employees	732		727	756
Full service banking offices	131		129	124

Performance ratios
Return on average assets	0.92%		0.87	0.82
Return on average equity	13.71		13.09	11.87
Efficiency (1)	50.89		52.51	56.45
Net interest spread (TE)	3.35		3.23	2.67
Net interest margin (TE)	3.51		3.42	2.96
Dividend payout ratio	56.64		60.49	117.10

Capital ratios at period end (2)
Total equity to assets	6.71%		6.65	6.77
Tier 1 risk adjusted capital	12.04		12.45	12.40
Total risk adjusted capital	13.30		13.71	13.66

Asset quality analysis at period end
Nonperforming loans to total loans	2.02%		1.97	1.57
Nonperforming assets to total assets	1.50		1.41	1.02
Allowance for loan losses to total loans	1.65		1.65	1.67
Coverage ratio (3)	0.8	X	0.8	1.1

(1)
Calculated as noninterest expense (excluding other real estate owned income/expense, specialized consulting and any one-time charges) divided by taxable equivalent net interest income plus noninterest income (excluding net securities transactions, net trading gains and losses and one-time income items).

(2)	Capital ratios exclude the effect of accumulated other comprehensive income (loss).
(3)	Calculated as allowance for loan losses divided by total nonperforming loans.
TE = Taxable equivalent.

FINANCIAL HIGHLIGHTS, Continued

(dollars in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	12/31/09	12/31/08
Summary of operations
Net interest income (TE)	$114,029	99,540
Provision for loan losses	11,310	4,200
Net securities transactions	1,848	450
Net trading (losses) gains	(350)	155
Noninterest income	17,766	17,835
Noninterest expense	76,581	60,794
Net income	28,120	34,077

Per common share
Net income per share:
- Basic	$0.368	0.450
- Diluted	0.368	0.450
Cash dividends	0.298	0.440
Tangible Book value at period end	3.20	3.10
Market price at period end	6.30	9.51

Performance ratios
Return on average assets	0.79%	1.00
Return on average equity	11.72	14.28
Efficiency (1)	55.18	51.37
Net interest spread (TE)	3.06	2.65
Net interest margin (TE)	3.27	2.98
Dividend payout ratio	80.90	97.85

(1)
Calculated as noninterest expense (excluding other real estate owned income/expense, specialized consulting and any one-time charges) divided by taxable equivalent net interest income plus noninterest income (excluding net securities transactions, net trading gains and losses and one-time income items).

TE = Taxable equivalent.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands)
(Unaudited)

	12/31/09	12/31/08

ASSETS

Loans, net	$2,243,945	2,127,189
Trading securities	-	116,326
Securities available for sale	810,365	676,002
Held to maturity securities	374,871	264,689
Federal funds sold and other short-term investments	100,636	207,680

Total earning assets	3,529,817	3,391,886

Cash and due from banks	45,258	41,924
Bank premises and equipment	37,793	35,156
Other assets	67,029	37,847

Total assets	$3,679,897	3,506,813

LIABILITIES
Deposits:
Demand	$258,759	249,887
Interest-bearing checking	405,383	331,144
Savings	665,463	609,444
Money market	393,779	285,829
Certificates of deposit (in denominations of $100,000 or more)	486,190	455,062
Other time deposits	1,095,586	1,204,905

Total deposits	3,305,160	3,136,271

Short-term borrowings	107,728	109,592
Other liabilities	21,331	24,926

Total liabilities	3,434,219	3,270,789

SHAREHOLDERS' EQUITY	245,678	236,024

Total liabilities and shareholders' equity	$3,679,897	3,506,813

Number of common shares outstanding, in thousands	76,651	76,084

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	12/31/09	09/30/09	12/31/08

Interest income
Loans	$31,730	31,184	31,322
Investments	9,154	9,397	9,414
Federal funds sold and other short term investments	483	565	754

Total interest income	41,367	41,146	41,490

Interest expense
Deposits	10,217	11,187	16,733
Borrowings	481	422	464

Total interest expense	10,698	11,609	17,197

Net interest income	30,669	29,537	24,293

Provision for loan losses	3,400	3,150	2,200

Net interest income after provision for loan losses	27,269	26,387	22,093

Net securities transactions	886	892	11
Trading gains (losses)	-	(6)	384
Noninterest income	4,114	4,114	4,773
Noninterest expense	19,056	18,686	17,157

Income before income taxes	13,213	12,701	10,104
Income tax expense	4,731	4,792	2,957

Net income	$8,482	$7,909	7,147

Net income per share:
- Basic	$0.111	$0.103	0.094
- Diluted	$0.111	$0.103	0.094

Avg equivalent shares outstanding, in thousands:
- Basic	76,696	76,526	76,056
- Diluted	76,696	76,526	76,158

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	12/31/09	12/31/08

Interest income
Loans	$125,199	123,202
Investments	33,973	38,946
Federal funds sold and other short term investments	2,188	8,771

Total interest income	161,360	170,919

Interest expense
Deposits	47,743	72,084
Borrowings	1,708	1,972

Total interest expense	49,451	74,056

Net interest income	111,909	96,863

Provision for loan losses	11,310	4,200

Net interest income after provision for loan losses	100,599	92,663

Net securities transactions	1,848	450
Trading (losses) gains	(350)	155
Noninterest income	17,766	17,835
Noninterest expense	76,581	60,794

Income before income taxes	43,282	50,309
Income tax expense	15,162	16,232

Net income	$28,120	34,077

Net income per share:
- Basic	$0.368	0.450
- Diluted	$0.368	0.450

Avg equivalent shares outstanding, in thousands:
- Basic	76,482	75,762
- Diluted	76,482	75,793